FOR IMMEDIATE RELEASE
June 20, 2008
CONTACT: Eric Amig
(212) 441-6807

JAY M. FORD NAMED TO THE
FEDERAL HOME LOAN BANK OF NEW YORK BOARD OF DIRECTORS

New York, New York – The Board of Directors of the Federal Home Loan Bank of New York (FHLBNY) announced today that Jay M. Ford has been elected, effective as of June 19, 2008, to the Board. Mr. Ford is president and CEO of Crest Savings Bank, headquartered in Wildwood, New Jersey. Mr. Ford’s term will run through December 31, 2008.

Crest Savings Bank has been meeting the borrowing and deposit needs of Cape May County, New Jersey since 1919. Crest Savings, with a total of $325 million in assets, offers a full range of products and services to both the retail and business marketplace through eight branch offices.

Mr. Ford has held his current position at Crest Savings since 1993 and has worked in the financial services industry in the southern New Jersey marketplace for forty years.

“We are delighted that Mr. Ford has joined the Board of Directors,” said Alfred A. DelliBovi, president and CEO of the FHLBNY. “He is a veteran community banker who understands the region, community banking, and financial services industry. We look forward to benefiting from his direction and contributions as a member of our Board.”

Mr. Ford served as Chairman of The Community Bank Council of the Federal Reserve Bank of Philadelphia from 1998 to 1999. He has also served on the Board of Directors of America’s Community Bankers. In addition, Mr. Ford was the 2003 to 2004 Chairman of the New Jersey League of Community Bankers. In December 2000, he was appointed by Governor Christine Todd Whitman to the N.J. Department of Banking & Insurance Study Commission.

He currently serves as a Board of Trustee for Cape Regional Medical Center Foundation, Volunteers in Medicine and Atlantic Cape Community College Foundation, all in Cape May Court House, New Jersey. Mr. Ford is a Director on Main Street Wildwood and a Director with the Doo Wop Preservation League also in Wildwood, New Jersey, and he previously served as a director and treasurer of Habitat for Humanity, Cape May County from 1996 to 2001, and as Divisional Chairman of the March of Dimes for Atlantic and Cape May Counties from 1997 to 1999.

Mr. Ford is a graduate of Marquette University with a degree in accounting, and is a member of the American Institute of Certified Public Accountants and the New Jersey Society of CPAs.

The FHLBNY is a $109 billion, AAA-rated, Congressionally-chartered wholesale bank. It is part of the FHLBank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLBNY serves 293 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to advance housing opportunity and local community development by maximizing the capacity of community-based member lenders to serve their markets.

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